Exhibit 99.1

For Immediate Release

LL FLOORING REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS

RICHMOND, Va., November 8, 2023 – LL Flooring Holdings, Inc. ("LL Flooring" or "Company") (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the quarter ended September 30, 2023.

"We continue to navigate uncertainty in the macroeconomic environment due to low consumer confidence, inflation, an elevated interest and mortgage rate environment and lower existing home sales. Despite external headwinds, we remain confident in our ability to deliver the high-touch service of an independent flooring retailer combined with the value, assortment, and convenience of a national brand," said President and Chief Executive Officer Charles Tyson.

"We are disappointed in our third quarter results, which continued to be negatively impacted by the macroeconomic environment, as well as internal challenges that we are focused on as we execute against our strategic initiatives. To that end, we remain committed and continue to execute on our brand transformation strategy and our five strategic initiatives, which include: focusing investments on our top growth priorities; growing our brand awareness; enhancing our product offerings by innovating products; ensuring a consistent customer experience across our omnichannel network; and improving operating efficiencies. We believe each initiative will improve sales productivity and profitability long term."

"I believe that we are seeing promising signs that our strategic initiatives are starting to improve our capabilities, and this gives us confidence that we will return to growth as the economic environment improves and, in the long term, regain share in what we believe will be a growing industry that is driven by long-term tailwinds for hard surface flooring and remodels such as aging housing stock, increased household formation, and rising home values."

Third Quarter Financial Highlights

•
Net sales of $215.8 million decreased $53.0 million, or 19.7%, versus the third quarter of 2022, driven by a decrease in transaction count reflecting lower spending by consumers and Pros.
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Total comparable store sales decreased 20.5% versus the same period last year.
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During the third quarter, the Company opened one store, bringing total stores to 443 as of September 30, 2023.
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Gross profit of $68.5 million decreased 28.3%, or $27.1 million, and gross margin of 31.7% decreased 390 basis points. The decrease in gross profit and margin was driven by an unfavorable $10.7 million 2012-2013 antidumping duty rate change and $1.6 million in incremental costs related to U.S. Customs ("CBP") detentions on certain vinyl flooring products from Asia that contain PVC as a consequence of the Uyghur Forced Labor Prevention Act ("UFLPA"). Excluding the 2023 charges related to antidumping duties and vinyl delays, adjusted gross profit1 of $80.9 million decreased $14.7 million and adjusted gross margin1 of 37.5% increased 190 basis points. The decrease in adjusted gross profit1 is driven by a decrease in transaction count reflecting lower spending by Pros and consumers, while the increase in adjusted gross margin1 primarily reflects freight cost relief and the sourcing team's agility in finding alternative country / vendor sourcing strategies.
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SG&A expense of $98.1 million was 45.5% as a percentage of net sales, compared to $99.7 million or 37.1% of net sales in the third quarter of 2022. SG&A expense in the third quarter of 2023 included a $0.1 million charge for legal fees charged to earnings related to the vinyl CBP detentions, and SG&A expense in the third quarter of 2022 included a $0.2 million insurance recovery related to the Gold litigation. Excluding the impact of the legal fees and recoveries, adjusted SG&A1 expense was $98.0 million, or 45.4% as a percentage of net sales, compared to $99.8 million or 37.1% of net sales in the prior period.
o
The decreases in both SG&A and adjusted SG&A1 expense for the quarter reflected restructuring cost savings and lower variable costs due to lower sales volumes, partially offset by investment in our growth priorities and long-term initiatives such as the Dallas distribution center, increases in labor and occupancy, and store closure costs.
o
The increases in both SG&A and adjusted SG&A1 expense as a percentage of net sales were due primarily to expense deleverage from lower sales volumes.
•
Operating loss was $29.6 million compared to $4.1 million in the prior year, and operating margin of (13.7)% decreased 1,220 basis points compared to the third quarter of last year. Adjusted operating loss1 was $17.1 million dollars compared to $4.3 million last year, and adjusted operating margin1 of (7.9)% decreased 630 basis points compared to the third quarter of last year.
•
Other expense of $6.4 million increased $5.7 million compared to the prior year quarter, driven primarily by a $5.5 million interest charge related to an unfavorable 2012-2013 antidumping duty rate change. Excluding the interest charge related to the antidumping duty rate change, adjusted other expense1 increased $0.2 million to $0.9 million for the quarter.
•
Loss per diluted share was $1.25 for the third quarter compared to $0.13 for the third quarter of last year. Adjusted loss per diluted share1 was $0.78 for the third quarter compared to $0.14 for the third quarter of last year.

1Please refer to the "Non-GAAP and Other Information" section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of September 30, 2023, the Company had liquidity of $120.2 million, consisting of excess availability under its Credit Agreement of $110.2 million, and cash and cash equivalents of $10.0 million.

During the first nine months of 2023, the Company generated $8.4 million of cash flows from operating activities primarily driven by sell throughs of merchandise inventories and reduced inventory purchases. Merchandise inventories decreased approximately 14.9%, or $49.7 million, from December 31, 2022, returning to a historically optimal level.

2023 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to consumer confidence, inflation, a volatile interest and mortgage rate environment and lower existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary:

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The Company expects full year revenues to continue to be challenged due to macro uncertainty. However, the Company is focusing investments on our top growth priorities to drive sales, including further harnessing the capabilities of our Customer Relationship Management ("CRM") system to generate more opportunities, expanding our carpet offering across our store portfolio, and delivering exceptional service to the Pro customer.
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We continue enhancing our omnichannel brand campaign as we continue to focus on growing our brand awareness. Further, we believe brands that are innovating and creating new products will win in the long-term, and we continuously build on the strengths of our merchandising and sourcing teams to enhance our product offerings.
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We remain focused on identifying further efficiencies and further improving our inventory management practices to yield continued improvements in our overall working capital. We regularly review our store portfolio for profitability and cash flow, and in the third quarter, we implemented a new, more disciplined approach through which we identified 8 underperforming stores we will be closing in 2023 and early 2024. The Company expects to incur expense between $2 million and $3 million to close these stores, with approximately $1.7 million of this expense recorded in the third quarter of 2023 related to lease, property and equipment, and inventory write-downs, employee termination benefits, and accelerated depreciation of property and equipment.
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Since we initiated a strategic review of our cost structure early this year, we have achieved $7.3 million of realized savings year-to-date, with $3.7 million of those savings realized in the third quarter. We continue to prudently manage expenses and focus on aligning our cost structure with our current rate of sales to preserve profitability.
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We expect to spend approximately $20 million in 2023 primarily to support our strategic investments, including the Dallas distribution center, carpet rollout, and CRM. We remain on track to roll out CRM capabilities for all customers by the end of the year.

Learn More about LL Flooring

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Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 8, 2023, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (833) 470-1428 or (929) 526-1599 and entering pin number 252818. A replay will be available approximately two hours after the call ends through November 15, 2023 and may be accessed by dialing (929) 458-6194 and entering pin number 310154. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with 443 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. In addition, the Company also began offering carpet during 2023, with 61 store locations offering carpet as of the end of the third quarter. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "assumes," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "targets," "potential," "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a Percentage of Net Sales; (v) Adjusted Operating (Loss) Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a Percentage of Net Sales; (ix) Adjusted (Loss) Earnings; and (x) Adjusted (Loss) Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include incremental costs of sales and associated legal costs related to disruptions to supply chain and other trade regulations and changes in antidumping and countervailing duties, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-routine, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow (certain numbers may not sum due to rounding).

For further information contact:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

In Thousands

	September 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and Cash Equivalents	$9,965	$10,800
Merchandise Inventories, Net	282,622	332,296
Prepaid Expenses	8,477	9,054
Other Current Assets	18,834	17,598
Total Current Assets	319,898	369,748
Property and Equipment, Net	98,979	101,758
Operating Lease Right-of-Use Assets	144,512	123,172
Deferred Tax Assets, Net	—	13,697
Other Assets	5,426	5,578
Total Assets	$568,815	$613,953

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$61,205	$47,733
Customer Deposits and Store Credits	42,252	43,767
Accrued Compensation	6,867	9,070
Sales and Income Tax Liabilities	2,170	3,574
Accrual for Legal Matters and Settlements	20,589	22,159
Operating Lease Liabilities - Current	31,666	34,509
Other Current Liabilities	26,488	19,712
Total Current Liabilities	191,237	180,524
Other Long-Term Liabilities	6,670	6,162
Operating Lease Liabilities - Long-Term	120,048	99,186
Credit Agreement	77,000	72,000
Total Liabilities	394,955	357,872

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,971 and 30,758 shares issued and 28,840 and 28,695 shares outstanding at September 30, 2023, and December 31, 2022, respectively)	31	31
Treasury Stock, at cost (2,131 and 2,063 shares, respectively)	(153,607)	(153,331)
Additional Capital	235,443	231,839
Retained Earnings	91,993	177,542
Total Stockholders’ Equity	173,860	256,081
Total Liabilities and Stockholders’ Equity	$568,815	$613,953

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

In Thousands, Except Per Share Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Sales
Net Merchandise Sales	$183,579	$229,204	$596,267	$731,044
Net Services Sales	32,267	39,617	96,699	115,766
Total Net Sales	215,846	268,821	692,966	846,810
Cost of Sales
Cost of Merchandise Sold	120,878	142,041	373,568	449,987
Cost of Services Sold	26,460	31,198	78,359	90,412
Total Cost of Sales	147,338	173,239	451,927	540,399
Gross Profit	68,508	95,582	241,039	306,411
Selling, General and Administrative Expenses	98,109	99,692	304,294	300,804
Operating (Loss) Income	(29,601)	(4,110)	(63,255)	5,607
Other Expense	6,391	646	8,225	830
(Loss) Income Before Income Taxes	(35,992)	(4,756)	(71,480)	4,777
Income Tax (Benefit) Expense	(30)	(982)	14,069	1,778
Net (Loss) Income and Comprehensive (Loss) Income	$(35,962)	$(3,774)	$(85,549)	$2,999

Net (Loss) Income per Common Share—Basic	$(1.25)	$(0.13)	$(2.97)	$0.10
Net (Loss) Income per Common Share—Diluted	$(1.25)	$(0.13)	$(2.97)	$0.10

Weighted Average Common Shares Outstanding:
Basic	28,839	28,668	28,769	28,859
Diluted	28,839	28,668	28,769	29,010

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

In Thousands

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net (Loss) Income	$(85,549)	$2,999
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	14,597	13,723
Deferred Income Tax Provision	13,806	51
Income on Vouchers Redeemed for Legal Settlements	(622)	(1,051)
Stock-Based Compensation Expense	3,604	2,818
Provision for Inventory Obsolescence Reserves	3,005	742
Loss on Disposal of Fixed Assets	29	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	45,714	(113,828)
Accounts Payable	15,589	(1,619)
Customer Deposits and Store Credits	(1,515)	(18,186)
Prepaid Expenses and Other Current Assets	(463)	(4,861)
Accrued Compensation	(2,203)	(2,536)
Accrual for Legal Matters and Settlements	244	293
Payments for Legal Matters and Settlements	(224)	(8,123)
Other Assets and Liabilities	2,406	5,814
Net Cash Provided by (Used in) Operating Activities	8,418	(123,764)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(13,977)	(16,787)
Other Investing Activities	—	64
Net Cash Used in Investing Activities	(13,977)	(16,723)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	237,000	201,000
Payments on Credit Agreement	(232,000)	(132,000)
Common Stock Repurchased	—	(7,947)
Other Financing Activities	(276)	296
Net Cash Provided by Financing Activities	4,724	61,349
Net Decrease in Cash and Cash Equivalents	(835)	(79,138)
Cash and Cash Equivalents, Beginning of Period	10,800	85,189
Cash and Cash Equivalents, End of Period	$9,965	$6,051

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$968	$1,849
Tenant Improvement Allowance for Leases	(196)	(1,148)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Gross Profit/Margin, as reported (GAAP)	$68,508	31.7%	$95,582	35.6%	$241,039	34.8%	$306,411	36.2%

Vinyl Charges[1]	1,637	0.8%	—	—%	6,126	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	10,713	5.0%	—	—%	10,713	1.5%	977	0.1%
Adjustment Items Subtotal	12,350	5.7%	—	—%	16,839	2.4%	977	0.1%

Adjusted Gross Profit/Margin (non-GAAP measures)	$80,858	37.5%	$95,582	35.6%	$257,878	37.2%	$307,388	36.3%

1 This amount represents costs related to CBP detentions on flooring products that contain PVC as a consequence of the UFLPA.

2 This amount represents net antidumping and countervailing income associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
SG&A, as reported (GAAP)	$98,109	45.5%	$99,692	37.1%	$304,294	43.9%	$300,804	35.5%

Recovery for Legal Matters and Settlements[3]	—	—%	(150)	(0.1)%	—	—%	(150)	—%
Legal and Professional Fees[4]	143	0.1%	—	—%	922	0.1%	—	—%

Adjusted SG&A (a non-GAAP measure)	$97,966	45.4%	$99,842	37.1%	$303,372	43.8%	$300,954	35.5%

3 This amount represents insurance recovery related to the Gold Litigation recorded in the third quarter of 2022, described more fully in Item 1, Note 7 to the Company's unaudited consolidated financial statements filed in the September 30, 2022 10-Q.

4 This amount represents incremental legal and professional fees charged to earnings related to the vinyl CBP detentions. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting operating (loss) income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Operating (Loss) Income, as reported (GAAP)	$(29,601)	(13.7)%	$(4,110)	(1.5)%	$(63,255)	(9.1)%	$5,607	0.7%

Gross Margin Adjustment Items:
Vinyl Charges[1]	1,637	0.8%	—	—%	6,126	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	10,713	5.0%	—	—%	10,713	1.5%	977	0.1%
Gross Margin Adjustment Items Subtotal	12,350	5.8%	—	—%	16,839	2.4%	977	0.1%

SG&A Adjustment Items:
Recovery for Legal Matters and Settlements[3]	—	—%	(150)	(0.1)%	—	—%	(150)	—%
Legal and Professional Fees[4]	143	0.1%	—	—%	922	0.1%	—	—%
SG&A Adjustment Items Subtotal	143	0.1%	(150)	(0.1)%	922	0.1%	(150)	—%

Adjusted Operating (Loss) Income/ Margin (a non-GAAP measure)	$(17,108)	(7.9)%	$(4,260)	(1.6)%	$(45,494)	(6.6)%	$6,434	0.8%

1,2,3,4 See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense with comparisons to the prior year periods include:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Other Expense, as reported (GAAP)	$6,391	3.0%	$646	0.2%	$8,225	1.2%	$830	0.1%

Interest Impact Related to Antidumping and Countervailing Adjustments[5]	5,537	2.6%	—	—%	5,537	0.8%	(2)	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$854	0.4%	$646	0.2%	$2,688	0.4%	$832	0.1%

5 This amount represents the interest income impact of certain antidumping and countervailing adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting (loss) earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net (Loss) Income, as reported (GAAP)	$(35,962)	$(3,774)	$(85,549)	$2,999
Net (Loss) Income per Diluted Share (GAAP)	$(1.25)	$(0.13)	$(2.97)	$0.10

Gross Margin Adjustment Items:
Vinyl Charges[1]	1,637	—	6,126	—
Antidumping and Countervailing Adjustments[2]	10,713	—	10,713	977
Gross Margin Adjustment Items Subtotal	12,350	—	16,839	977

SG&A Adjustment Items:
Recovery for Legal Matters and Settlements[3]	—	(150)	—	(150)
Legal and Professional Fees[4]	143	—	922	—
SG&A Adjustment Items Subtotal	143	(150)	922	(150)

Other Expense Adjustment Items:
Interest Impact Related to Antidumping and Countervailing Adjustment[5]	5,537	—	5,537	(2)
Other Expense Adjustment Items Subtotal	5,537	—	5,537	(2)

Income Tax Adjustment[6]	(4,634)	40	(5,988)	(218)

Adjusted (Loss) Earnings	$(22,566)	$(3,884)	$(68,239)	$3,606
Adjusted (Loss) Earnings per Diluted Share (a non-GAAP measure)	$(0.78)	$(0.14)	$(2.37)	$0.12

1,2,3,4,5 See the Gross Profit, SG&A and Other Expense sections above for more detailed explanations of these individual items.

6 Income tax adjustment is defined as the sum of gross margin, SG&A, and other expense adjustment items multiplied by the Company’s federal incremental rate, which was 25.7% and 26.4% for the three and nine month periods ended September 30, 2023 and 2022, respectively.